EXHIBIT 4(H)

Teachers Insurance and Annuity Association of America
730 Third Avenue, New York, NY 10017-3206
Telephone: [800-842-2733]
[Income Test Drive] Annuity Election Endorsement
[Effective Date: mo/day/year or upon receipt]
This endorsement is attached to, modifies, and becomes part of annuity certificate number: [DA00000-0]
This endorsement covers only TIAA certificate accumulation units, if any, applied to this [Income Test Drive] Election.

The purpose of this endorsement is to acknowledge your election of the [Income Test Drive] income option (“the [Income Test Drive] Election”) [with respect to the accumulations shown on page E3 from the above certificate]. [The [Income Test Drive] Election is generally available if you are between ages
[59½] [(or age [55] if you separate from service from the employer sponsoring the Employer Plan in or after the year you reach age 55)] and [88] and the Second Annuitant, if any, is less than age [88]. An Opt-
Out will be triggered immediately upon discovery that the Endorsement has been issued to an ineligible certificate.]

This endorsement also provides the detail regarding the [Income Test Drive] Election. For the amounts under the [Income Test Drive] Election, TIAA’s obligations under the certificate are only as described in this endorsement. The terms and provisions of this endorsement are specific to the [Income Test Drive]
Election and the amounts under the [Income Test Drive] Election and do not modify any terms or provisions pertaining to other amounts under the certificate. Any terms not specifically defined in this endorsement should be understood as having the same meanings and applications that they otherwise have under the certificate. Any other provisions of the underlying certificate not addressed in this endorsement are applicable equally to the [Income Test Drive] Election as well as to other amounts under the certificate. If, as pertains to amounts under the [Income Test Drive] Election, any provisions of this endorsement conflict with any provision of the underlying certificate, this endorsement shall govern.

If any additional [Income Test Drive] Election covering additional accumulations from the certificate is made subsequent to the effective date of this endorsement, a separate endorsement will be issued covering the terms of that election.

Note: This endorsement does not apply, and its provisions will have no effect, with respect to any contract issued in connection with a non-qualified deferred compensation plan, including, but not limited to, non-governmental 457(b) plans, 415(f) plans and 415(m) plans.
The provisions of the [Income Test Drive] Election do not apply to any accumulations held under the
Traditional Annuity.

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INDEX OF PROVISIONS
Section
Accumulation .............................................. 1
Accumulation Units
Number of .......................................... 7
Annuity Benefit

Internal Transfer ..................................... 3, 20
Investment Account ..................................... 4
Lump-sum Benefit ................................. 5, 22
Minimum Distribution Amount ................... 6
Payment of ....................................... 13
No Separate Death Benefit ........................... 2
Opt-Out ................................................... 8, 18
[Income Test Drive] Payments
Amount ..........................................10, 11
Income Change Method ..................... 12
Spouse's Rights ............................................ 23
Transition Date ........................................ 9, 14

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[Income Test Drive] Payments

TIAA Investment Account	Accumulation Units under the [Income Test Drive] Election	Initial [Income Test Drive] Payment	Income Change Method
[TIAA Real Estate]	[500.000]	[$ 242.65]	[Monthly]
[TIAA Lifecycle Retirement Income Fund]	[100.000]	[$ 15.32]	[Monthly]
[TIAA Access Account 2]	[100.000]	[$ 17.01]	[Monthly]
[TIAA Access Account 3]	[300.000]	[$ 101.45]	[Monthly]

[TIAA has issued this endorsement in conjunction with proceeds applied to the [Income Test Drive]
Election from your companion CREF certificate. A companion CREF [Income Test Drive] Unit-Annuity
Election Endorsement has been issued under this Election.

Companion CREF Certificate Number: [C-000000-1/None]]

Date of First Periodic Payment: [07-01-2017]
Frequency of Payment: [Monthly]

Transition to a One-Life or Two-Life Unit-Annuity

On the Transition Date, the accumulation under the [Income Test Drive] Election will be converted to a one-life or two-life unit-annuity, unless you have previously elected to Opt-Out of this [Income Test
Drive] Election. You may make this conversion before the Transition Date subject to forms and procedures intended to provide an orderly transition from withdrawals to annuity payments. Payments under the one-life or two-life unit-annuity may be greater or lesser than the payments under this [Income
Test Drive] Election.

The unit-annuity will be issued as follows, subject to any allowable modifications unless you Opt-Out before the Transition Date.

[First] Annuitant: [Jane S. Public]
Date of Birth: [January 1, 1950]
SSN: [On File]
[Second Annuitant: [John Q. Public]
Date of Birth: [January 1, 1951]
SSN: [On File]]
Income Option: [Two-Life Unit-Annuity with Full Benefit to Survivor]
Issue Date: [July 1, 2019]
Guaranteed Period: [8 Years]
Date of Last Guaranteed Payment: [06 01 2027]
Beneficiary for Guaranteed Period: [Joan Public and James Public]
Frequency of Payment: [Monthly, quarterly, semi-annual or annual]

The number of annuity units payable will be determined on the Transition Date as described in Section 17 of this endorsement.

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No change is allowed in the choice of the [First] Annuitant, [Second Annuitant,] Income Option, Issue
Date, Guaranteed Period and Date of Last Guaranteed Payment. Any correction to a Date of Birth shown above on or after the Transition Date will be made under the provisions of the unit-annuity stated above.
Any such correction made before the Transition Date will result in a corresponding adjustment of the
[Income Test Drive] payments or trigger an Opt-Out under Part C of this Endorsement if you are ineligible for the [Income Test Drive] Election after adjustment. You may change any other aspects of the one-life or two-life unit-annuity stated above.

As of the effective date of this endorsement, the [Income Test Drive] Election is only available for accumulations from the following Investment Account(s). [Your Employer Plan, if applicable, may restrict your right to invest in some or all of the accounts:]

[TIAA Real Estate Account]

[TIAA Access Account Level [x] Subaccounts:
[Account 1]
[Account 2]
[Account 3]
.
.
.
.]

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PART A: TERMS USED IN THIS ENDORSEMENT

1. Your accumulation under the [Income Test Drive] Election is the sum of the value of all of your accumulation units in all of the Investment Accounts under the [Income Test
Drive] Election. Your accumulation will provide the benefits described in this endorsement. Your accumulation under the [Income Test Drive] Election will remain under the [Income Test Drive] Election until the Transition Date, unless there is an Opt-
Out. Unless otherwise specified, all references to accumulations in this endorsement refer to accumulations under the [Income Test Drive] Election.

2. No separate death benefit is provided under the [Income Test Drive] Election. Upon your death or the death of the Second Annuitant, if any, as provided in Part C, any remaining accumulation units under this [Income Test Drive] Election will be released to the certificate. Upon your death, the death benefit under the certificate (including the released accumulation units) will then be paid.

3. An internal transfer is the movement of accumulations from one Investment Account under the [Income Test Drive] Election to another, or between this certificate and your companion CREF certificate, if any, in connection with the [Income Test Drive] Election.

4. An Investment Account under the [Income Test Drive] Election refers to the Real Estate
Account or to any subaccount of any other Separate Account available under your certificate in accordance with the Employer Plan.

5. Except for withdrawals taken to satisfy the minimum distribution amount, a lump-sum benefit is a withdrawal in a single sum of all or part of your accumulation under the
[Income Test Drive] Election.

6. The minimum distribution amount is the amount that is required under federal tax law to be distributed to you for each calendar year for the accumulation under the [Income
Test Drive] Election.

7. Number of accumulation units under the [Income Test Drive] Election. The number of your accumulation units in each Investment Account under the [Income Test Drive]
Election is the number of units in each Investment Account applied to the [Income Test
Drive] Election as shown on page E3. For any Investment Account, the number of such units:
A) Will be increased by any internal transfers to that Investment Account from your accumulation in another Investment Account under the [Income Test Drive]
Election or from the [Income Test Drive] Election under your companion CREF certificate;
B) May be increased by accumulation units purchased, after the issuance of this endorsement, as a result of additional premiums remitted by your employer to the certificate.

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And will be reduced by:
C) Any premium taxes deducted from that Investment Account in connection with the [Income Test Drive] Election;
D) Payments made from that Investment Account under this [Income Test
Drive] Election;
E) [Any distribution of accumulation units from that Investment Account to provide any form of payment of benefit;]
[F)] Any distribution of accumulation units from that Investment Account (in addition to [Income Test Drive] payments) to satisfy the minimum distribution requirements;
[G)] Any internal transfers from that Investment Account to your companion
CREF certificate or to another Investment Account under the [Income Test
Drive] Election;
[H)] The release of all accumulation units under the [Income Test Drive]
Election to the certificate if you Opt-Out; and
[I)] The conversion of all accumulation units to an income benefit on the
Transition Date.

8. An Opt-Out of the [Income Test Drive] Election means any action described in Part C that results in the termination of the [Income Test Drive] Election.

9. The Transition Date is the date (shown on page E3) on which the accumulation units under the [Income Test Drive] Election are converted to annuity units and converted to a one-life or two-life unit-annuity. After the Transition Date, all provisions of this [Income
Test Drive] Election will end.

PART B: [INCOME TEST DRIVE] PAYMENTS

10. Amount of [Income Test Drive] payments. The amount of the initial payment from each Investment Account is shown on page E3. Payments will continue until the
Transition Date, unless you die prior to the Transition Date or Opt-Out.

11.Initially and on each [Income Test Drive] payment revaluation date before the Transition
Date, the amount of each payment is determined by dividing the value of your accumulation units by the actuarial present value of a unit-annuity due of $1 payable under the [Income Test Drive] Election. TIAA will use the same assumed net annual investment return and mortality assumptions it currently uses on the payment revaluation date to calculate payments under the income option selected. The amount will be determined on the basis of:
A. The value of your accumulation units in each Investment Account under this
[Income Test Drive] Election;
B. The income option, payment frequency and any guaranteed period shown on page
E3;
C. Your age and the age of the Second Annuitant, if any, shown on page E3; and
D. The income change method.

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12. Income Change Method. [Income Test Drive] payments are determined under one of two income change methods.
Under the annual income change method, the amount of each [Income Test Drive]
payment is revalued each year. Currently, the payment changes on [May 1], based on the accumulation as of the prior [March 31, or if March 31 is not a business day the prior business day]. If you start your [Income Test Drive] payments in [April], your first payment change will occur on [May 1] of the following year.
Under the monthly income change method, the amount of each [Income Test
Drive] payment is revalued every month. The payment amount is based on your accumulation as of the valuation date of the prior month. Currently, the payment valuation date for the monthly income change method is the [twentieth] day of a month
(or if the [twentieth] is not a business day, the prior business day) for [Income Test
Drive] payments due on the first day of the following month.
TIAA can modify the payment valuation date under either method and the date the payment changes under the annual method. We can stop offering either the annual or the monthly income change method.

13. Your accumulations under this [Income Test Drive] Election endorsement are subject to minimum distribution requirements in accordance with IRC Sections 401(a)(9),
403(b)(10), 408(a)(6), 408(b)(3) or 457(d)(2) and related regulations. Any such required payments of accumulation units under the [Income Test Drive] Election will not trigger an Opt-Out. Any excess of such required payments over the [Income Test Drive] Election payments will result in a corresponding reduction of future payments in accordance with
Section 11.

14. On the Transition Date your accumulation units will be converted to a one-life or two-life unit-annuity as described on page E3, unless you have previously Opted-Out.

15. Choosing an annuity. When you choose the [Income Test Drive] Election, you must select a one-life or two-life unit-annuity option provided in the certificate. The one-life or two-life unit-annuity you selected may be modified as provided in the certificate to comply with applicable laws & regulations on the Transition Date.
On the Transition Date, to begin annuity income under the option chosen, you must satisfy all requirements of the certificate for the particular one-life or two-life unitannuity selected.
If your accumulation is subject to spousal rights, then your choice of an annuity is subject to the right of your spouse, if any, to benefits as described in Part F.

16. A unit-annuity is a series of periodic payments based on a specified number of annuity units payable at a stated payment frequency. Each unit-annuity payment is equal to the then-current value of one annuity unit multiplied by the number of annuity units payable.
The value of each annuity unit will change either once each year or once each month according to the income change method you select. The annuity unit is the basic unit of payment for a unit-annuity. There is a separate and distinct annuity unit for each income change method within each Investment Account. The annuity unit value for an account and income change method is determined by multiplying the annuity unit value at the end of the previous valuation day by the account's net investment factor for the valuation period, and dividing the result by the value of $1.00 accumulated with interest over the valuation period at an effective annual rate of [4%]. The resulting value is then adjusted

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to reflect that annuity income amounts are redetermined only on the payment valuation date for that income change method.

17. The number of annuity units in each Investment Account under your unit- annuity will be determined as of the issue date of the unit-annuity by:
A) The value of your accumulation units in each Investment Account under the [Income Test Drive] Election at that time;
B) The one-life or two-life unit-annuity option chosen, the payment frequency, the income change method and any guaranteed period shown on page E3;
C) Your age and the age of your Second Annuitant, if any; and
D) The value of each Investment Account's unit-annuity unit at that time.
If, prior to the Transition Date, you elect to convert all your accumulation units in all Investment Accounts immediately into annuity units in those Investment Accounts for your income change method, then any such election will also result in a corresponding conversion of all your accumulation units held under the companion CREF [Income Test
Drive] Unit-Annuity Election Endorsement that has been issued in conjunction with this endorsement.
TIAA will convert your accumulation units into a number of annuity units based on the factors above which may result in unit-annuity payments that are greater or lesser than the amount of your [Income Test Drive] payments. If you begin unit-annuity payments before the Transition Date, then you will receive additional annuity units reflecting the value of the remaining Opt-Out period. The number of annuity units you will receive is based on the above factors and is calculated as follows.
Accumulation units will be converted into a number of annuity units equal to the value of those accumulation units divided by the product of the annuity unit value and an annuity factor equal to the present value of an annuity due of $1 payable under your income option. To calculate this annuity factor, TIAA will use the same assumed net annual investment return and mortality assumptions TIAA then uses to calculate payments under the income option selected.
To comply with IRC Section 401(a)(9), we may make a supplemental payment to you in the year the accumulations under this [Income Test Drive] Election are converted to a one-life or two-life unit-annuity. The amount of any supplemental payment will reduce the number of your accumulation units under the [Income Test Drive] Election applied to the one-life or two-life unit-annuity.
If the amount of your one-life or two-life unit-annuity benefit will be less than
$100 per payment, TIAA will have the right to change the payment frequency so that the amount of one-life or two-life unit-annuity benefit will be $100 or more with the shortest interval between payments.

PART C: OPTING OUT

18. You may elect to terminate the [Income Test Drive] Election at any time before the
Transition Date, for any reason. The [Income Test Drive] Election may also terminate in certain circumstances specified in the endorsement. Any such action, whether initiated by you, the Employer Plan or occurring by operation of the terms of the endorsement, will be referred to as an Opt-Out. The following actions will trigger or require an Opt-Out:
A. You terminate the [Income Test Drive] Election in a form acceptable to TIAA;
B. You transfer any accumulation units under the [Income Test Drive] Election to an

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investment not eligible for the [Income Test Drive] Election;
C. You convert any accumulation units under the [Income Test Drive] Election to a lifetime income annuity prior to the Transition Date;
D. You elect a lump-sum benefit of any accumulation units under the [Income Test
Drive] Election;
E. You elect to take a loan against any accumulation units under the [Income Test
Drive] Election;
F. When accumulation units under the [Income Test Drive] Election are awarded to another individual as a result of a Qualified Domestic Relations Order;
G. You or the Second Annuitant, if any, die;
H. If your date of birth or the date of birth of the Second Annuitant, if any, under which [Income Test Drive] payments are being made is incorrect, and you would not be eligible for the [Income Test Drive] Election after the correction;
I. Any other action by you, the Employer Plan or TIAA that results in accumulation units being removed from the [Income Test Drive] Election unless you transfer such accumulation units to another investment eligible for the [Income Test
Drive] Election.
J. [Any action resulting in an Opt-Out of the accumulation units held under the companion CREF [Income Test Drive] Unit-Annuity Election Endorsement that has been issued in conjunction with this endorsement.]

Upon the effective date of any event triggering an Opt-Out, future [Income Test Drive]
Election payments will cease. In the event of an Opt-Out due to action C above, the provisions of Section 17 will apply. Otherwise, any remaining accumulation units under this [Income Test Drive] Election will be released to the certificate and, except as otherwise specified in this endorsement or required by law, all provisions of the [Income
Test Drive] Election will end.

19.If you Opt-Out as described in A-E of Section 18, you may not choose another [Income
Test Drive] Election until [12 months] after the Opt-Out.

PART D: INTERNAL TRANSFERS

20. Internal transfers. You may transfer some or all of your accumulation units from an
Investment Account under your [Income Test Drive] Election to purchase accumulation units in one of the other Investment Accounts under your [Income Test Drive] Election, or to your companion CREF certificate under the [Income Test Drive] Election, if any. If you have an accumulation under the [Income Test Drive] Election in your companion
CREF certificate, you may transfer from that certificate to this certificate. Any transfer to or from CREF is subject to the terms of your companion CREF certificate and CREF's
Rules of the Fund.
You may transfer some or all of your accumulation units from an Investment
Account under your [Income Test Drive] Election to an Investment Account, contract or other investment that is not under the [Income Test Drive] Election. If you elect a full or partial transfer to an Investment Account, contract or other investment that is not under the [Income Test Drive] Election, an Opt-Out will occur as of the effective date of the transfer.

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21. Internal transfer to a TIAA Traditional or CREF pay-out annuity. You may transfer some or all of your accumulation units from an Investment Account under the [Income
Test Drive] Election to the Traditional Annuity to purchase a guaranteed lifetime annuity income. You may also transfer some or all of your accumulation units from an
Investment Account under the [Income Test Drive] Election to your companion CREF certificate, if any, to receive benefits under an income option available under that certificate. Any such transfer will result in an Opt-Out. The provisions pertaining to such transfers and the bases for determining the resulting benefits as described in your certificate for transfers of other accumulations under your certificate, also apply to such transfers of amounts from your [Income Test Drive] Election as well.

PART E: LUMP-SUM BENEFIT

22. Availability of lump-sum benefit. Lump-sum benefits are available from your accumulations under the [Income Test Drive] Election to the same extent they are otherwise available from other accumulations under your certificate subject to the same restrictions. If you elect a lump sum benefit you will Opt-Out of the [Income Test Drive]
Election.

PART F: GENERAL PROVISIONS

23. Spouse's right to benefits. If you are married, your spouse must consent to the [Income
Test Drive] Election and such consent will include any later Opt-Out. You and your spouse may also be required to provide consents prior to the issuance of the One-Life or
Two-Life Unit-Annuity. This provision does not apply to any other contracts that are not subject to survivor annuity requirements under federal law. [Renewal of such consent will be required at the end of each two-year period until the Transition Date.]

24. Compliance with laws and regulations. TIAA will administer your certificate, as modified by this endorsement, to comply with the restrictions of all laws and regulations, as provided by the certificate.

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